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                             Citrix Systems, Inc.
                                  Exhibit 11

                       Computation of Earnings Per Share
                     (In Thousands, Except Per Share Data)

                                                             Three Months ended June 30,             Six Months ended June 30,
                                                                1997               1996               1997               1996
                                                        ------------------------------------   ------------------------------------
Primary and fully diluted:
   Average shares outstanding                                      27,176            24,179             27,019              24,006
   Net effect of dilutive stock options based on the
      treasury stock method                                         1,903             2,079              1,833               2,122
                                                        -----------------    ---------------   ----------------    ----------------
Total                                                              29,079            26,258             28,852              26,128
                                                        =================    ===============   ================    ================

Net income                                               $          8,299     $       3,617     $      15,792       $        6,470
                                                        =================    ===============   ================    ================
Per share amount                                         $          0.29      $        0.14     $        0.55       $         0.25
                                                        =================    ===============   ================    ================
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